Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DPL Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-44370) and on Form S-8 (Nos. 333-39982 and 333-139348) of DPL Inc. of our report dated February 17, 2011, with respect to the Consolidated Balance Sheets of DPL Inc. and subsidiaries as of December 31, 2010 and 2009, and the related Consolidated Statements of Results of Operations, Shareholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of DPL Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 17, 2011